EXHIBIT "C"


                          RIVIERA HOLDINGS CORPORATION
                             STOCK COMPENSATION PLAN
                          FOR DIRECTORS SERVING ON THE
                             COMPENSATION COMMITTEE


1.       Purpose:
         -------

                  The purpose of this Plan is to assist Riviera Holdings Corporation (the "Company"), in attracting and retaining dedicated and qualified persons to serve on the Compensation Committee (the "Compensation Committee"), of the board of Directors of the Company (the "Board"), and allowing such Directors, who are not eligible under certain of the Company's Stock Option Plans, to increase their financial stake in the Company through ownership of Common Stock (as defined), thereby underscoring such Directors' mutual interest with stockholders in increasing the long-term value of the Company's Common Stock.

2.       Shares:
         ------

                  Each year, the Company will reserve for issuance under this Plan such number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), as will be required to allow each Director on the Compensation Committee to receive his or her compensation for serving as a Director in shares of Common Stock. Such shares may be treasury shares or shares of original issue or a combination of both. If any Director does not elect to receive payment in shares of Common Stock, such shares may be retained by the Company for use in future years.

3.       Election:
         --------

                  Each Director who elects to receive all or part of his or her compensation in shares of Common Stock (the "Election"), must notify the Company (which notice need not be in writing) no later than noon, Las Vegas time, on the date payment for such compensation is due (the "Payment Date"), of such Election and the amount to be received in Common Stock and cash, if any. The Director's cash compensation shall be converted into Common Stock at the Fair Market Value of Common Stock determined as of the Payment Date. The Fair Market Value shall mean:

(a) if the Common Stock is traded on an exchange, the closing price at which a share of Common Stock is traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading;

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(b)                        if the Common  Stock is traded over-  the-counter  on
                           the NASDAQ System at the close of business on the date of valuation or, if there are no bid and asked prices on the most recent date of trading or, if the
                           Common  Stock  is   designated   a  National   Market
                           security, the closing price at which a share of Common Stock traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading; and

(c) if neither (a) nor (b) applies, the fair market value as determined by the Board (excluding members of the Compensation Committee), in good faith. Such determination shall be conclusive and binding on all persons.

4.       Amendment:
         ---------

                  This Plan may be amended from time-to-time or terminated by the Board (excluding members of the Compensation Committee), at its sole discretion.

5.       Miscellaneous:
         -------------

(a) Except as provided in this Plan, no Director on the Compensation Committee shall have any claim or rights to purchase Common Stock from the Company. Neither this Plan nor any action hereunder shall be construed as giving any Director any right to be retained in the service of the Company.

(b) A Director may not purchase Common Stock under this Plan if purchase would involve a violation of any applicable federal or state securities laws, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

(c) If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the purchase of Common Stock, it shall be condition with the purchase that the Director pay or make provision satisfactory to the Company for payment of all such taxes.

6.       Effective Date:
         --------------

                  This Plan shall be effective March 1, 1996 upon approval of the Board.


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